Exhibit 99.2

Matador Resources Company

Unaudited Pro Forma Condensed Combined Financial Information

On April 12, 2023, a wholly-owned subsidiary of the Matador Resources Company (“Matador” or the “Company”) completed the acquisition of Advance Energy Partners Holdings, LLC (“Advance”) from affiliates of EnCap Investments L.P., including certain oil and natural gas producing properties, undeveloped acreage and midstream assets located primarily in Lea County, New Mexico and Ward County, Texas (the “Initial Advance Acquisition”). The Initial Advance Acquisition had an effective date of January 1, 2023 and an aggregate purchase price consisting of (i) an amount in cash equal to approximately $1.60 billion (which amount was subject to certain customary post-closing adjustments) (the “Cash Consideration”) and (ii) potential additional cash consideration of $7.5 million for each month of 2023 in which the average oil price (as defined in the securities purchase agreement) exceeded $85 per barrel (all such payments for the 12 months in 2023, the “Contingent Consideration”). The Cash Consideration was paid upon the closing of the Initial Advance Acquisition and was funded by a combination of cash on hand and borrowings under the Company’s revolving credit facility. The Company made no payments related to the Contingent Consideration during the first, second, or third quarters of 2023. In the fourth quarter of 2023, the Company paid Contingent Consideration of $15.0 million, as the average oil price for the months of September and October 2023 exceeded $85 per barrel.

On December 1, 2023, the Company acquired additional interests from affiliates of EnCap Investments L.P., including overriding royalty interests and royalty interests in certain oil and natural gas properties located primarily in Lea County, New Mexico, most of which were included in the Initial Advance Acquisition (the “Advance Royalty Acquisition”). The Advance Royalty Acquisition had an effective date of October 1, 2023 and an aggregate purchase price of approximately $81.0 million (which amount is subject to certain customary post-closing adjustments), and was funded by cash on hand.

The Initial Advance Acquisition and Advance Royalty Acquisition (collectively, the “Advance Acquisition”) were accounted for under the acquisition method of accounting as a business combination in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC Topic 805”). Under ASC Topic 805, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based upon their estimated fair values as of the respective acquisition dates, with any excess purchase price allocated to goodwill. The pro forma financial statements presented herein have been prepared to reflect the transaction accounting adjustments to Matador’s historical condensed consolidated financial information in order to account for the Advance Acquisition, the assumption of assets and liabilities acquired in the Advance Acquisition and the additional debt incurred to fund the Advance Acquisition.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2023 gives effect to the Advance Acquisition and the related financing as if each had been completed on January 1, 2023. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements.

The pro forma financial statements and related notes have been prepared by management in accordance with Article 11 of Regulation S-X, are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations of Matador would have been had the Advance Acquisition and the related financing occurred on the dates noted above, nor are they necessarily indicative of future consolidated results of operations. Future results may vary significantly from the results reflected because of various factors. The pro forma adjustments are based on currently available information and certain estimates and assumptions that Matador believes provide a reasonable basis for presenting the significant effects of the Advance Acquisition.

The pro forma financial statements and related notes do not reflect the benefits of projected synergies, potential cost savings or the costs that may be necessary to achieve such savings, opportunities to increase revenue generation or other factors that may result from the Advance Acquisition and, accordingly, do not attempt to predict or suggest future results. Management cannot identify the timing, nature and amount of such savings, costs or other factors, any of which could affect the future consolidated results of operations of the Company.

The unaudited pro forma financial statements have been developed from and should be read in conjunction with:

•	The audited consolidated financial statements and accompanying notes of Matador contained in Matador’s Annual Report on Form 10-K for the year ended December 31, 2023; and

•	The unaudited consolidated financial statements and related notes of Advance for the three months ended March 31, 2023, which are filed as Exhibit 99.1 to the Current Report on Form 8-K.

Matador Resources Company and Subsidiaries

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Historical				Transaction Accounting Adjustments
	Matador	Initial Advance Acquisition	Initial Advance Acquisition	Advance Royalty Acquisition	Conforming and Reclassifications			Advance Acquisition			Pro Forma Combined
	1/1/2023- 12/31/2023	1/1/2023- 3/31/2023	4/1/2023- 4/12/2023	1/1/2023- 11/30/2023
Revenues
Oil and natural gas	$2,545,599	$148,584	$20,001	$6,765	$—			$—			$2,720,949
Third-party midstream services	122,153	—	—	—	—			—			122,153
Sales of purchased natural gas	149,869	—	—	—	—			—			149,869
Realized loss on derivatives	(9,575)	—	—	—	—			—			(9,575)
Unrealized loss on derivatives	(1,261)	—	—	—	—			—			(1,261)

Total revenues	2,806,785	148,584	20,001	6,765	—			—			2,982,135
Expenses
Production taxes, transportation and processing	264,493	—	—	—	17,838	(b	)	—			282,331
Production	—	34,734	4,676	—	(39,410)	(b	)	—			—
Lease operating	243,655	—	—	—	21,572	(b	)	—			265,227
Plant and other midstream services operating	128,910	—	—	—	—			—			128,910
Purchased natural gas	129,401	—	—	—	—			—			129,401
Depletion, depreciation and amortization	716,688	34,811	4,686	3,026	—			20,115	(a	)	779,326
Accretion of asset retirement obligations	3,943	186	25	—	—			—			4,154
General and administrative	110,373	2,939	396	—	—			1,165	(d	)	114,873

Total expenses	1,597,463	72,670	9,783	3,026	—			21,280			1,704,222
Operating income	1,209,322	75,914	10,218	3,739	—			(21,280)			1,277,913
Other income (expense)
Change in unrealized gain on derivative contracts, net	—	18,277	—	—	—			(18,277)	(g	)	—
Realized loss on commodity derivative contracts, net	—	(5,870)	—	—	—			5,870	(g	)	—
Net loss on asset sales and impairment	(202)	—	—	—	—			—			(202)
Interest expense	(121,520)	(9,109)	(1,113)	—	—			10,222	(c	)	(143,992)
								(21,953)	(e	)
								(519)	(f	)
Other income (expense)	8,785	175	—	—	—			—			8,960

Total other expense	(112,937)	3,473	(1,113)	—	—			(24,657)			(135,234)

Income before income taxes	1,096,385	79,387	9,105	3,739	—			(45,937)			1,142,679

Total income tax provision	186,026	—	—	—	—			11,458	(h	)	197,484

Net income	910,359	79,387	9,105	3,739	—			(57,395)			945,195
Net income attributable to non-controlling interest in subsidiaries	(64,285)	—	—	—	—			—			(64,285)

Net income attributable to Matador Resources Company shareholders	$846,074	$79,387	$9,105	$3,739	$—			$(57,395)			$880,910

Earnings per common share
Basic	$7.10										$7.39

Diluted	$7.05										$7.34

Weighted average common shares outstanding
Basic	119,139										119,139

Diluted	119,980										119,980

1.   Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared based on the audited historical consolidated financial statements of Matador as of and for the year ended December 31, 2023. The Advance Acquisition has been accounted for as a business combination in accordance with ASC 805. The fair value of the consideration paid by Matador and allocation of that amount to the underlying assets acquired and liabilities assumed was recorded by Matador as of the respective closing dates of the Advance Acquisition. Costs directly related to the Advance Acquisition are expensed as incurred.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2023 was prepared assuming the Advance Acquisition occurred on January 1, 2023.

The unaudited pro forma condensed combined financial information and related notes are presented for illustrative purposes only and do not purport to represent what the actual consolidated results of operations of Matador would have been had the Advance Acquisition and the related financing occurred on the dates noted above, nor are they necessarily indicative of future consolidated results of operations. If the Advance Acquisition, the related financing and the other transactions contemplated by the applicable purchase agreements had occurred in the past, the Company’s operating results might have been materially different from those presented in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information should not be relied upon as an indication of operating results that the Company would have achieved if the Advance Acquisition, the related financing and the other transactions contemplated by the applicable purchase agreements had taken place on the dates noted above. In addition, future results may vary significantly from the results reflected in the unaudited pro forma condensed combined financial statement of operations and should not be relied upon as an indication of the future results the Company will have after the consummation of the Advance Acquisition and the other transactions contemplated by the applicable purchase agreements. The pro forma adjustments are based on currently available information and certain estimates and assumptions that Matador believes provide a reasonable basis for presenting the significant effects of the Advance Acquisition.

2.   Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Matador. Actual results may differ materially from the assumptions and estimates contained herein.

The pro forma adjustments are based on currently available information and certain estimates and assumptions that Matador believes provide a reasonable basis for presenting the significant effects of the Advance Acquisition. General descriptions of the pro forma adjustments are provided below.

Unaudited Pro Forma Condensed Combined Statement of Operations

The following reclassifications and adjustments were made in the preparation of the Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2023:

(a)    Represents additional depreciation, depletion, and amortization expense from the change in basis of property and equipment acquired as a result of the Advance Acquisition. The depletion adjustment was calculated using the unit-of-production method under the full-cost method of accounting using estimated proved reserves and production volumes attributable to the acquired assets.

(b)    Reclassification to align the presentation of production taxes, transportation and processing expenses, and lease operating expenses for Advance to the presentation by Matador.

(c)    Adjustment to remove Advance’s historical interest expense prior to the Advance Acquisition.

(d)    Represents the nonrecurring transaction costs related to the Advance Acquisition incurred by Matador, including advisory, legal, regulatory, accounting, valuation and other professional fees that are not capitalized.

(e)    Adjustment to reflect the estimated interest expense in the periods presented with respect to the incremental borrowings necessary to finance the Advance Acquisition. The interest rate utilized for the year ended December 31, 2023 was 6.45% for incremental borrowings of $1.23 billion. A one-eighth point change in interest rates as of December 31, 2023 would change interest expense by $1.5 million for the year ended December 31, 2023.

(f)    Adjustment to reflect the amortization of financing costs of $8.6 million related to the increase in the elected commitment under the credit facility in order to finance the Advance Acquisition. Deferred financing costs are amortized straight-line over approximately 58 months, which corresponds to the October 2026 maturity date of Matador’s credit facility.

(g)    Adjustment to remove derivative gains and losses that were related to derivatives not acquired as part of the Advance Acquisition.

(h)    Adjustment to reflect the estimated incremental income tax expense that would have been recorded in the year ended December 31, 2023 if the Advance Acquisition had occurred on January 1, 2023 at an effective income tax rate of 24.75%. This effective tax rate represents the statutory federal income tax rate of 21% plus Matador’s apportioned state rate based upon the statutory Texas Margin tax rate of 0.75% and statutory New Mexico tax rate of 5.9%, which are the statutory rates in effect in those jurisdictions during 2023.